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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule
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(LOGO)
El Paso

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This message includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this message, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

ADDITIONAL IMPORTANT INFORMATION

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.
Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at
(800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.
To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso. Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in a Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003.

(SUPER)
Ronald L. Kuehn, Jr.
Chairman of the Board and CEO
El Paso Corporation

(TRANSCRIPT)

Thanks for watching.

By way of introduction I would like to tell you a story about something that happened last week. I was coming up on the elevator Thursday when a young woman got on the elevator. She said: Oh, you are going to 30. Who are you?" I said: "My name is Kuehn." and she looked at me with a blank stare and I said: "My name is Ron Kuehn.". Still a blank stare.

So, by way of introduction to you, My name is Ron Kuehn and let me tell you a little about myself. I was the Chairman, CEO and President of Sonat until our merger with El Paso in 1999. At that time, I went on the board El Paso and was named non executive Chairman; a role I was in until the end of 2000. In September of 2002, I was named Lead Director. The purpose of the Lead Director is to enhance communication between the Board of Directors and the Management. Finally, last week, I was named Chairman and CEO to replace Bill Wise.

I am very pleased to have the opportunity to serve you and the other shareholders until a new and permanent CEO is selected.

A search is underway to identify candidates for the CEO job.

In the meantime, you have my assurance that I am fully committed to give you and other shareholders the benefit of my experience and all my energies in keeping El Paso on track and returning it to a strong and stable position in the industry.
I want to thank you for your continued dedication and hard work.

I've spent most of my career in this industry and from what I have observed we have truly outstanding employees on all levels of the Company.

Working together, I'm confident we can get through these challenging times.

We have a solid short term plan to address our challenges and so far the execution of that plan has been superb.

Let me review the plan.

First, we must preserve and enhance the value of our core business [which I will define as pipelines, production, midstream and a portion of our power business] 35% of our capital expenditures this year are committed to maintaining and expanding our pipelines; over 50% to production and the remainder of our other businesses.

As you can see, we continue to invest in the future.

A second leg of our plan is to divest non-core businesses. These asset sales are crucial to improving the Company's financial liquidity and our financial flexibility.

This effort is going extraordinarily well in a very difficult environment. Those employees involved are doing an outstanding job. To date we have closed or have signed agreements to sell $1.5 billion of assets. So you can see we are well on the way to achieving our goal of monetizing $3.4 billion of assets. We recently raised this target from $2.9 billion to $3.4 billion with the recently completed sale of our Mid-Continent gas reserves for $500 million.

Third, we must simplify our balance sheet while improving our financial flexibility.

Here too, the financial people are doing, truly, a superb job in a very difficult environment.

Last week we closed a $1.2 billion two year secured loan and used the proceeds to pay off the $825 million balance of the Trinity River financing. This transaction freed up substantial cash which is being generated by the assets used to secure the Trinity River financing, thus greatly improving our liquidity. This transaction also enabled us to use the freed up cash from Trinity River, plus cash on hand to retire the $1 billion Limestone Electron notes.

We also just issued a total of $700 million of bonds in Southern Natural and ANR.

All of these actions will put us in a greatly improved financial position and allow us to move forward in the execution of our plan.
The fourth leg of the plan is to aggressively move forward with getting our costs in line with what will be our ongoing operations.

Costs now are in large measure at a level associated with a company that was engaged in a myriad of activities we won't be associated with going forward.

We have to bring our costs in line with what we are going to be--not what we were.

We've made great progress here but there is more to be done.

Last year we reduced annual expenses $300 million, this year our target is to achieve additional cost savings of at least $150 million.

I know this is difficult for all involved and I appreciate your professionalism and dedication as we go through this unpleasant but very necessary task.

The final leg of our plan is to resolve the regulatory and litigation matters facing the Company.

Let's talk first about California. I am convinced the Company and its people have done nothing wrong. Absolutely convinced.

But the political realities and hostile public sentiment environment in California is such that, if it is possible to do so, on reasonable terms, we would like to achieve a settlement of this issue, as distasteful as that is.

I believe we are making very good progress, in moving forward, towards a settlement that will not impair the Company's ability to get back on track and get this issue behind us. If we are not able to reach a settlement on reasonable terms, we will continue to defend our position before the F E R C and the courts.

As to the other issues, we will litigate where appropriate and attempt to resolve them by settlement where appropriate depending on the circumstances.

From my perspective, I believe we have the right plan and the right people in place to execute the plan.

Much remains to be done - but to date we have made great progress. We will continue to stay focused on our business plans and not be distracted by a proxy contest. The board of directors is taking steps to address the issues facing the company and I'm optimistic that our shareholders will agree with the final analysis.

With your continued support we will get through these challenging times and get back to where we want to be.
A great Company with world class assets and people - a Company and people with a very promising future.

Thanks again for watching and thanks for all you do.